                                                                    EXHIBIT 7(C)

                                    AGREEMENT

THIS AGREEMENT (this "AGREEMENT") made and entered into as of the Second day of
January, 2006, by and between ELBIT VISION SYSTEMS LTD. (the "COMPANY" or "EVS")
and MIVTACH-SHAMIR HOLDINGS LTD. ("MIVTACH").

WHEREAS, the Company engages principally in the manufacturing of nondestructive and surface inspection systems for a wide range of industrial applications using machine vision and ultrasonic technologies; and

WHEREAS, the Company desires to borrow from Mivtach and Mivtach desires to loan to the Company certain funds which may be converted into ordinary shares of the
Company, pursuant to the terms of this Agreement; and

WHEREAS, the Company desires to grant to Mivtach and Mivtach desires to receive from the Company a warrant to purchase shares of the Company pursuant to the terms of this Agreement; and

WHEREAS, the parties wish to set forth herein the terms and conditions of their mutual agreements in connection therewith.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties conditions and covenants contained herein, and intending to be legally bound hereby, the parties herein hereby agree as follows:

1.   INTERPRETATION & DEFINITIONS

     The annexes to this agreement are an integral part hereof.

     In this Agreement, the following expressions shall bear the meanings set forth alongside them, insofar as such meaning does not contradict the contents or context thereof:

     1.1.      "ORDINARY SHARES" means the ordinary shares of the Company, nominal value 1.00 New Israeli Shekel per share.

     1.2.      "DOLLAR(S)" or "$" shall mean United States dollar(s).

     1.3.      "FULLY DILUTED BASIS" shall mean a theoretical increase of the
               Company's issued share capital assuming the exercise of all outstanding securities, options and warrants exercisable into shares of the Company, provided however that options reserved under the Company's share option plans, but not granted shall not be included for the purpose of such theoretical increase.

     1.4.      "SUBSIDIARIES" shall mean: Elbit Vision Systems US Inc; Elbit
               Vision Systems B.V.; ScanMaster Systems (IRT) Ltd. ("SCANMASTER")
               & IRT ScanMaster Systems, Inc.

     1.5.      "TERM SHEET" shall mean the Term Sheet for the Proposed Issuance of Convertible Note and Warrant by Elbit Vision Systems Ltd.
               entered by the parties, dated November 14, 2005.

     1.6.      "TRANSACTION DOCUMENTS" shall mean this Agreement and all
               Schedules attached hereto.

2.   ISSUANCE OF THE CONVERTIBLE NOTE & GRANT OF THE WARRANT

     2.1.      Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, on the Closing Date (as defined below), the Company shall:

               2.1.1.    issue to Mivtach a Convertible Note in the agreed form
                         attached hereto as SCHEDULE 2.1.1 (the "CONVERTIBLE
                         NOTE").

               2.1.2.    issue and grant to Mivtach a Warrant in the agreed form
                         attached as SCHEDULE 2.1.2 hereto (the "WARRANT").

     2.2.      At the Closing (as defined below) Mivtach shall transfer the
               Principal Amount (as defined hereunder) to the Company.

     2.3.      Concurrently with the issuance of the Convertible Note and
               Warrant to Mivtach as aforesaid, at the Closing (as defined below), the Company shall have delivered to Mivtach the following documents (the receipt of all of which shall be a condition to the closing of the transactions hereunder):

               (a)       an executed management services agreement with the
                         Chairman of the Board to be appointed as described in
                         Section 2.3 (e) below.

               (b)       written confirmation from all parties to the
                         shareholders agreement dated March 28, 2001 as amended
                         on September 8, 2004 concerning such parties' holdings
                         in the Company, that such agreement has been
                         terminated.

               (c)       an executed legally binding registration rights
                         agreement in the agreed form attached hereto as
                         SCHEDULE 2.3(C) (the "REGISTRATION RIGHTS AGREEMENT").

               (d)       a true and correct copy of a resolution of the Board of
                         Directors of the Company approving this Agreement and
                         the transactions contemplated herein, issuing the
                         Convertible Note and the Warrant and appointing a new
                         Chairman of the Board of Directors, substantially in a
                         form mutually agreed upon by the parties; and

               (e)       a true and correct copy of the resolution of the
                         Company's shareholders substantially in a form mutually
                         agreed upon by the parties;

               (f)       a legal opinion duly executed by Yigal Arnon & Co.,
                         acting as legal counsel to the Company in substantially
                         the form attached hereto as SCHEDULE 2.4(F); and

               (g)       A Compliance Certificate as mentioned in Section 8.3
                         below.

3.   CLOSING

     The performance and consummation of all transactions contemplated by this
     Agreement, including the issuance and grant of the Convertible Note and the
     Warrant by the Company to Mivtach and the transfer of the Principle Amount from Mivtach to the Company shall take place at a closing (the "CLOSING" or the "CLOSING DATE") to be held at the offices of Shnitzer, Gotlieb, Sharon
     & Co., 7 Menachem Begin St. Ramat Gan 52521, at such date and time as
     Mivtach and the Company shall agree, but in any event no later than ten
     (10) days after fulfillment of all conditions to the Closing as stipulated in Sections 2.3 & 8.

4.   THE LOAN & CONVERTIBLE NOTE

     4.1.      THE LOAN -

               4.1.1.    Mivtach shall lend the Company the sum of three million
                         Dollars (US$3,000,000) (the "PRINCIPAL AMOUNT"),
                         subject to the terms and conditions of this Agreement
                         and the Convertible Note.

               4.1.2.    At the Closing and subject to fulfillment of all
                         conditions to Closing as set forth in Sections 2.3 & 8
                         herein Mivtach will transfer to the Company by wire
                         transfer the Principal Amount.

               4.1.3.    The Principal Amount shall bear interest at the rate of
                         LIBOR plus two percent (2%) per annum, compounded
                         quarterly ("INTEREST"; and, together with the Principal
                         Amount, the "LOAN AMOUNT").

     4.2.      SECURITY FOR THE LOAN -

               The Loan Amount, shall be secured by a first-priority fixed charge on the issued and outstanding shares of Panoptes Ltd.; and
               a second-ranking floating charge on the assets of ScanMaster
               Systems (IRT) Ltd.; and a third-ranking floating charge on the
               Company's assets (the "SECURITY"), in accordance with the
               Security Agreements attached hereto as SCHEDULE 4.2 (A) and
               Schedule 4.2 (b). Upon repayment of the Loan Amount, or upon conversion of the Principal Amount in accordance with Section 4.3 or 4.4, such lien shall be automatically canceled and rendered null and void and Mivtach shall immediately following such repayment take all appropriate action necessary to release the
               Security created by the Security Agreement.

     4.3.      REPAYMENT OF THE LOAN AMOUNT -

               4.3.1.    Subject to Section 4.5 below, in the event the
                         Principal Amount is not converted in accordance with
                         Section 4.4 within the Conversion Period (as defined
                         below), the Company shall repay the Principal Amount to
                         Mivtach in thirty (30) equal monthly payments payable
                         on the first of each month with the first such
                         installment due and payable on the first day of the
                         twenty fifth (25th) month following the Closing Date.

               4.3.2.    The Loan Amount shall not be prepayable in whole or in
                         part by the Company without the prior written consent
                         of Mivtach.

               4.3.3.    The Company shall repay the Interest on quarterly basis
                         with the first payment of Interest to be made on April
                         1, 2006 for all Interest accrued until such date.

               4.3.4.    The Company hereby expressly waives demand and
                         presentment for payment, notice of non-payment, notice
                         of dishonor, protest, notice of protest, bringing of
                         suit, and diligence in taking any action to collect
                         amounts called for hereunder and shall be directly and
                         primarily liable for payment of all sums owing and to
                         be owing hereon, regardless of and without any notice,
                         diligence, act or omission by Mivtach.

     4.4.      CONVERSION -

               4.4.1.    The entire Principal Amount, but not the Interest,
                         shall be convertible into six million (6,000,000)
                         Ordinary Shares (subject to adjustment, as provided in
                         Section 4.6 below) (the "EXERCISE NOTE SHARES"), for a
                         period of twenty four (24) months from the Closing Date
                         (the "CONVERSION PERIOD"), at the sole discretion of
                         Mivtach, all as further set forth in the Convertible
                         Note. The Principal Amount may not be converted in
                         part. In no event shall the Principal Amount be
                         automatically converted into Ordinary Shares.

               4.4.2.    The Convertible Note shall be converted in its entirety
                         and upon conversion the Principal Amount of the Loan
                         shall be deemed repaid in full.

               4.4.3.    The Exercise Note Shares shall be free from and clear
                         of any liens, claims, charges, attachments,
                         encumbrances, interests or any other third party rights
                         or claims of any type or nature whatsoever.

               4.4.4.    The Exercise Note Shares shall be deemed Registrable
                         Securities under the Registration Rights Agreement.

               4.4.5.    Following the Conversion Period and subject to
                         compliance with applicable securities laws, the
                         Convertible Note or any part thereof shall be freely
                         transferable.

     4.5.      ACCELERATION -

               The entire unpaid Loan Amount shall be due and payable at any time without any demand, immediately upon any of the following events (each an "ACCELERATION EVENT"): (i) the adjudicated insolvency of the Company, (ii) upon the Company becoming unable to pay debts in an amount greater than five hundred thousand
               Dollars (US$500,000) as they come due, and such condition
               persisting for at least sixty (60) days; (iii) the execution by the Company of a general assignment for the benefit of creditors,
               (v) the filing by or against the Company of any petition in bankruptcy or liquidation or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of at least sixty
               (60) days, (vi) the appointment of a receiver or trustee to take possession of a substantial portion of the property or assets of the Company, which appointment of such receiver or trustee is not removed within sixty (60) days, or (vii) a material breach by the
               Company of this Agreement that remains uncured for a period of 30 days after receipt of notice thereof.

     4.6.      ADJUSTMENTS -

               The Number of the Exercise Note Shares which shall be issued to
               Mivtach upon conversion of the Convertible Note shall be subject to adjustments as provided in the Convertible Note.

5.   THE WARRANT

     5.1.      The Company agrees to grant to Mivtach a right to purchase from the Company up to an aggregate of 4,000,000 Ordinary Shares
               (subject to adjustments, as provided in Section 5.6 below) (the
               "EXERCISE WARRANT SHARES"), at an exercise price per share of fifty cents ($0.50) per Ordinary Share.

     5.2.      Mivtach shall be entitled to exercise the Warrant, in whole or in part, during the period beginning on the conversion of the
               Convertible Note in its entirety and ending 24 months from the
               Closing Date (the "WARRANT TERM"). In the event the Convertible
               Note is not converted in accordance with Section 4.4, Mivtach shall not have the right to exercise the Warrant.

     5.3.      The exercise of the Warrant shall be at the sole discretion of
               Mivtach, which shall not be obliged to exercise its right under the Warrant under any circumstances.

     5.4.      The Exercise Warrant Shares, when issued upon exercise of the
               Warrant in accordance with its terms, shall be free and clear of any liens, claims,

               charges, attachments, encumbrances, interests or any other third party rights or claims of any type or nature whatsoever (a
               "Lien"), except in any case that such Lien exists due to an action or inaction of Mivtach.

     5.5.      The Warrant shall be exercisable in whole or in part on one or more occasions during its Term, by the surrender of the Warrant to the Company with a notice of exercise duly completed and executed by the holder of the Warrant.

     5.6.      The Number and the price of the Ordinary Shares which shall be issued to Mivtach upon exercise of the Warrant shall be subject to adjustments as provided in the Warrant.

     5.7.      The Warrant or any part thereof shall only upon conversion of the
               Note, if so converted and subject to compliance with applicable securities laws, be freely transferable.

     5.8.      The Exercise Warrant Shares shall be deemed Registrable
               Securities under the Registration Rights Agreement.

6.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     For the purposes of this Section 6, except for Section 6.1, 6.2, 6.3, 6.4,
     6.5, 6.6, 6.16, 6.18, 6.19 and 6.20 the term "Company" shall mean the
     Company and/or the Subsidiaries. Accordingly the representations and warranties in this Section 6 (except for the above-mentioned subsections of
     Section 6) shall apply mutatis mutandis to the Subsidiaries as well as to the Company.

     The Company hereby represents and warrants to Mivtach, and acknowledges that Mivtach is entering into this Agreement in reliance thereon, as follows, that at the date hereof:

     6.1.      Corporate Power: The Company has all requisite corporate power to enter into and to perform this Agreement and all other agreements contemplated hereby or which are ancillary hereto and to carry out the transactions contemplated hereunder.

     6.2.      Subsidiaries: Except for the Subsidiaries, Micro Components Ltd.
               (0eeaei aeoe0ei ao"i), Yuravision Co. Ltd. and Panoptes Ltd., the
               Company has no subsidiaries, and does not own, of record or beneficially, directly or indirectly, any interest or share capital or equity interest in any other corporation, association, partnership, joint venture or other business entity.

               The Subsidiaries are wholly owned (100%) by the Company and except as set forth in SCHEDULE 6.2, the shares of the
               Subsidiaries held by the Company are free and clear of any liens or encumbrances or any rights of any third party, fully paid and non-assessable.

               The Company has entered into a sale and purchase agreement dated
               December 6, 2005 (the "Yura Agreement") with Atek Ltd. ("ATEK")
               whereby it has undertaken to sell all of its shares in Yuravision in

               consideration for one million forty thousand Dollars
               (US$1,040,000) and assign to Atek the debt owed by Yuravision to the Company in consideration for the payment by Atek to the
               Company of an amount equal to such debt and interest, within three (3) years of the consummation of the Yura Agreement, all as further set forth in the Yura Agreement and the ancillary
               documentation attached thereto, a copy of which has been provided to Mivtach.

     6.3.      Organization and Standing:

               The Company is a corporation duly organized and validly existing under the laws of the State of Israel. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The
               Company is in good standing in each jurisdiction in which the nature of its business and its ownership or leasing of property require that the Company become so qualified, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its
               business after the execution of this Agreement in substantially the manner heretofore conducted. The Company has all permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could adversely affect the business, properties, prospects or financial condition of the Company. The Company is not in default under any of such permits, licenses, or other similar authority, which default would have a material adverse effect on the Company and its subsidiaries taken as a whole.

     6.4.      Incorporation Documents: The Company's Articles of Association
               (the "ARTICLES") and its Memorandum of Association (the
               "MEMORANDUM") as in effect to date are attached hereto as
               SCHEDULE 6.4. No act has been effected by the Company and/or its shareholders and/or to the Company's knowledge, others to wind up the Company and/or to have it struck out from the Israeli
               Registrar of Companies' records.

     6.5.      Capitalization: The Company's authorized share capital,
               immediately prior to the Closing, shall be 60,000,000 shares, divided into sixty million (60,000,000) Ordinary Shares. The
               Company's issued and outstanding share capital immediately prior to the Closing (without giving effect to the exercise of options by employees, directors and consultants of the Company or the exercise of currently exercisable warrants to purchase shares of the Company) shall consist of twenty six million, seven hundred sixty two thousand and two hundred and seventeen (26,762,217)
               Ordinary Shares, all of which are duly authorized and validly issued, are fully paid and non-assessable. SCHEDULE 6.5 attached hereto describes the share capital of the Company, on a Fully
               Diluted Basis.

     6.6.      Authorization: All corporate actions on the part of the Company, required for the authorization, execution, delivery and
               performance by the Company of this Agreement and the consummation of the transactions contemplated herein have been, or will be, taken prior to the Closing, including but not limited to the issuance, sale and delivery of the Convertible Note and the grant of the Warrant. This Agreement, when executed and delivered by or on behalf of the Company, shall constitute the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance of the Agreement and the agreements referred to herein by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the
               Articles, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material
               agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule,
               regulation, order, judgment or decree (including federal and state securities laws) applicable to the Company or by which any property or asset of the Company is bound or affected. The
               Exercise Note Shares, when and if issued, will have been validly issued and outstanding, fully paid and non-assessable, and will be free and clear of any Liens, except in any case that such Lien exists due to an action or inaction of Mivtach.

     6.7.      Outstanding Debt: Except as set forth in SCHEDULE 6.7 the Company has no outstanding loans, and is not a guarantor of any debt or obligation.

     6.8.      Taxes: The Company has timely filed all tax returns and tax reports required by applicable laws. All tax returns and reports of the Company were true and correct in all material respects when filed, and the Company has paid all taxes and other
               assessments due. The Company made the proper allowance in its financial statements with respect to any taxes that are due
               (other than stamp duty tax) but not yet paid by the Company.

     6.9.      Contracts and Contractual Arrangements: To the Company's
               knowledge, the Company is not in default under any note,
               indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected. To the Company's knowledge, no third party is in material default under any agreement, contract or other
               instrument, document or agreement to which the Company is a party or by which it or any of its property is affected. A list of all material agreements, executed by the Company from January 1, 2003 to date, are attached hereto as SCHEDULE 6.9(A). Except as detailed in SCHEDULE 6.9(B), there is no contract, license, commitment or undertaking to which the Company is a party that will be in effect after the Closing Date (i) that prohibits or substantially restricts the Company from freely engaging in any business in any part

               of the world, or (ii) obligating the Company to share, license or develop any product or technology.

     6.10.     Indebtedness of or to Major Shareholders; Conflicts of Interest:

               6.10.1.   Except as detailed in SCHEDULE 6.10.1, none of the
                         Company's affiliates, holders of ten percent (10%) or
                         more of the Company's share capital on a Fully Diluted
                         Basis (a "MAJOR SHAREHOLDER"), directors, officers or
                         employees is indebted to the Company, and the Company
                         has no debt or obligation to any of them.

               6.10.2.   To the best of the Company's knowledge, except for
                         Panoptes Ltd. ("PANOPTES") and the directors, officers,
                         employees and consultants of Panoptes, none of the
                         Company's affiliates, directors, officers or employees,
                         engages in any activity which competes with the
                         Company, or directly or indirectly, owns any material
                         interest in any entity which is a competitor of the
                         Company.

               6.10.3.   To the Company's knowledge, none of the Company's
                         affiliates, Major Shareholders, directors, officers or
                         employees (i) has any interest in the assets,
                         technology or know-how used or held by the Company or
                         which is required for the Company to operate its
                         business; (ii) is a party to any contract or business
                         arrangement with the Company or any contract affecting
                         the assets, technology or know-how used or held by the
                         Company or which is required for the Company to operate
                         its business; or (iii) has any interest in any other
                         transaction related to the assets, technology or
                         know-how used or held by the Company or which is
                         required for the Company to operate its business.

     6.11.     Litigation: Except as detailed in SCHEDULE 6.11 there is no civil, criminal or arbitration proceedings involving the Company.
               To the Company's knowledge, no such proceedings and no claims of any nature are pending or threatened in writing against the
               Company or the officers or directors of the Company, in their capacity as such, and to the Company's knowledge, there are no facts likely to give rise to any such proceedings.

     6.12.     Title to Properties; Liens and Encumbrances: The Company owns, or holds under lease, all real and personal property used by it in its business.

     6.13.     Leases: The SEC Document (as defined below) contains a correct and complete list of all leases under which the Company leases property, real or personal. SCHEDULE 6.13 sets forth the rent payments of each such lease as of December 1, 2005.

     6.14.     Business of the Company: Except as detailed in SCHEDULE 6.14 the
               Company has no actual knowledge of: (i) pending or planned patent, invention, device, application or principle, or any statute, rule, law,

               regulation, standard or code which would materially adversely affect the condition, financial condition, or the business operations, of the Company; or (ii) other factor (excluding such factors which are of general applications such as political, economic, general market conditions, etc.) which could reasonably be expected to materially adversely affect the financial
               condition, or the operations, of the Company.

     6.15.     Compliance with Other Instruments: The Company is not in
               violation of the terms of its Articles and/or the Memorandum as amended and in effect on and as of the date hereof, and it is not to its knowledge, in any violation of the terms of any judgment, decree, order, statute, rule or regulation to which it is
               subject.

     6.16.     Employees; Directors and Major Shareholders:

               6.16.1.   SCHEDULE 6.16(A) contains a complete and accurate list
                         of all employees of the Company with a correct summary
                         of their material terms of employment. SCHEDULE 6.16(B)
                         lists the non disclosure, confidentiality,
                         non-competition and proprietary information agreements
                         between the Company and its key employees.

               6.16.2.   To the Company's knowledge, no key employee, officer,
                         or director(each, a "REPRESENTATIVE" and collectively,
                         the "REPRESENTATIVES") is a party to, or otherwise
                         bound by, any agreement or arrangement (including any
                         confidentiality, non-competition, proprietary rights
                         agreement, licenses, covenants or commitments of any
                         nature), between such Representative and any other
                         person, or subject to any order or any other
                         restriction that in any way adversely affects the
                         performance of such Representative's duties as an
                         employee, officer or director Company. With the
                         exception of Robert Dalfen, none of the Company's
                         directors, officers, or key employees has informed the
                         Company that he intends to terminate his employment
                         with it.

     6.17.     Labor Relations; Compliance.

               6.17.1.   The Company is not bound by or subject to any
                         non-standard contracts, commitments or arrangements
                         with any labor union.

               6.17.2.   The Company has complied in all material respects with
                         all material legal requirements relating to employment,
                         wages, hours, benefits, collective bargaining, the
                         payment of social security and similar taxes,
                         occupational safety and health.

               6.17.3.   The Company does not have any material labor relations
                         problem pending, or to the knowledge of the Company,
                         threatened and its labor relations are satisfactory.

               6.17.4.   All former employees, if any, and directors of the
                         Company that contributed to the development of the
                         business of the Company have entered into a written
                         agreement with the Company, under

                         which all copyrights on any invention or patents
                         invented by one of the above in the framework of his or
                         her service with the Company and during the term of his
                         engagement with the Company, belong solely to the
                         Company.

     6.18.     Licenses, Patents, Trademarks

               6.18.1.   For purposes of this Agreement, "INTELLECTUAL PROPERTY"
                         means the following items of intangible and tangible
                         property:

                         6.18.1.1. Patents, whether in the form of utility
                                   patents or design patents and all pending
                                   applications for such patents;

                         6.18.1.2. Trademarks, trade names, service marks,
                                   designs, logos, trade dress, and trade
                                   styles, whether or not registered, and all
                                   pending applications for registration of the
                                   same;

                         6.18.1.3. Copyrights, whether or not registered, and
                                   all pending applications for registration of
                                   the same;

                         6.18.1.4. Inventions, research records, trade secrets,
                                   confidential information, product designs,
                                   engineering specifications and drawings,
                                   technical information, formulae, customer
                                   lists, supplier lists and market analysis;
                                   and

                         6.18.1.5. Computer programs and related flow-charts,
                                   programmer notes, updates and data, whether
                                   in object or source code form.

               6.18.2.   The Company has good title to and/or ownership of,
                         and/or valid and enforceable licenses to use all of its
                         Intellectual Property that is used in the conduct of
                         the Company's business. A list of all such licenses,
                         other than licenses for off-the-shelf products, is
                         attached hereto as SCHEDULE 6.18.2.

               6.18.3.   The Company has taken reasonable security measures,
                         including measures against unauthorized disclosure, to
                         protect the secrecy, confidentiality and value of its
                         trade secrets and other technical information.

               6.18.4.   To the Company's knowledge, the use of the Company's
                         Intellectual Property in the business of the Company,
                         as contemplated does not constitute an infringement,
                         misappropriation or misuse of any intellectual property
                         rights of any third party. There are no claims pending
                         and, to the Company's knowledge, no claims threatened
                         in writing against the Company or its directors
                         regarding the use of, or challenging or questioning the
                         Company's right or title in the Company's Intellectual
                         Property or the use of it.

               6.18.5.   Except as set forth in SCHEDULE 6.18.5 the Company has
                         no registered patents, trademarks and copyrights,
                         pending patent, trademarks and copyright applications.

               6.18.6.   Except as set forth in SCHEDULE 6.18.6 the Company's
                         Intellectual Property rights are sufficient to enable
                         the Company to carry on their business as presently
                         conducted.

     6.19.     Financial Reports:

               6.19.1.   A true and complete copy of the audited, consolidated
                         financial statements of the Company for the year ended
                         December 31, 2004 is attached hereto in SCHEDULE
                         6.19.1(A) (the "YEARLY FINANCIAL STATEMENTS"); a true
                         and complete copy of the unaudited financial reports
                         for the period ended September 30, 2005 (including
                         balance sheet, statement of income, changes in
                         shareholders' equity and cash flow), is attached hereto
                         as SCHEDULE 6.19.1(B) (the "QUARTERLY FINANCIAL
                         STATEMENTS"). The Yearly Financial Statements and the
                         Quarterly Financial Statements (the "FINANCIAL
                         STATEMENTS") were prepared in conformity with generally
                         accepted accounting principles in the U.S. (except (i)
                         as may be otherwise indicated in such financial
                         statements or the notes thereto, or (ii) in the case of
                         unaudited interim statements, to the extent they may
                         not include footnotes or may be condensed or summary
                         statements). The Financial Statements present fairly in
                         all material respects the financial condition, the
                         results of operations, changes in shareholders' equity
                         and cash flow of the Company as of such date and for
                         the periods referred to in such Financial Statements
                         (subject, in the case of unaudited statements, to
                         normal year-end audit adjustments).

               6.19.2.   Other than as disclosed in the Financial Statements,
                         the Company has no liabilities, debts or obligations,
                         whether accrued, absolute or contingent.

               6.19.3.   Except as set forth on SCHEDULE 6.19.3, since September
                         30, 2005 and until the date of this Agreement the
                         Company has not consummated any of the following: (i)
                         merger or acquisition, (ii) transaction which on its
                         face represents ten percent (10%) of the Company's
                         activities during the fourth fiscal quarter of 2005,
                         (iii) created or extended any credit facility, and (iv)
                         event which is out of the ordinary course of business
                         of the Company. Since September 30, 2005, there has not
                         been any event or condition of any character which has
                         materially adversely affected the Company's business,
                         prospects or plans.

               6.19.4.   The books of account, minute books, share record books,
                         and other records of the Company are complete and
                         correct in all material respects.

     6.20.     Plan: The Company's principals for the 2006 budget are set forth in SCHEDULE 6.20 (the "PLAN"). The assumptions set forth in the
               Plan are reasonable and have been prepared in good faith, and the financial projections therein, if any, have been prepared with due diligence,

               care and consideration, and there are no other facts or matters of which the Company is aware which could render any such
               assumptions or projections, if any, misleading, provided,
               however, that no assurance can be or is given that the
               assumptions are correct or any of the forecast projections expectations or transactions contemplated therein, if any, will be attained.

     6.21.     Title to Property and Assets: Except as set forth in SCHEDULE
               6.21, the Company owns its property and assets which is material to the business of the Company free and clear of all mortgages, liens, loans and other encumbrances, except such encumbrances which arise in the ordinary course of business and do not
               materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases or licenses, the Company is in compliance with all applicable lease or license agreements, except where failure to be in compliance would not result in a material adverse effect on the Company, taken as a whole.

               To the Company's knowledge, all of the material property and assets used by the Company in the operation of its business are in good operating condition and are in the state of good repair and maintenance, subject to normal wear and tear.

     6.22.     Governmental Consents: No consent, approval, order or
               authorization of, or registration, qualification, designation, declaration or filing with, any Israeli governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of securities of the Company hereunder that will not be obtained prior to Closing.

     6.23.     Insurance: SCHEDULE 6.23 hereto lists all policies of insurance to which the Company is a party. Such policies are valid,
               outstanding, and enforceable, and, (i) are issued by insurers of recognized financial responsibility; (ii) taken together, they provide adequate insurance coverage against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged.

     6.24.     Directors, Officers: A list of the directors and officers of the
               Company as at the date of the execution of this Agreement is attached as SCHEDULE 6.24 hereto.

     6.25.     Disclosure: This Agreement does not contain any untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements contained herein in light of the circumstances under which they were made not
               misleading in view of the circumstances in which they were made and said statements including and all other documentation
               provided by the Company to Mivtach or to Mivtach's advisors, represent full disclosure by the Company as of the date of this
               Agreement of all matters which the Company's deems are reasonably required to be disclosed to Mivtach in order for Mivtach to make and informed investment decision. The

               Company is not aware of any facts which are reasonably likely to have an adverse material effect on the Company's business as presently conducted or on it current financial condition, which have not been previously disclosed to the Mivtach. For purposes of this Section 6.25, material shall be deemed as any amount/s, action/s or transaction/s equal to or greater than, individually or in the aggregate, five hundred thousand Dollars (US$500,000).

7.   REPRESENTATIONS AND WARRANTIES OF MIVTACH

     Mivtach represents and warrants to the Company as follows, that as of the date hereof:

     7.1.      Organization: The Mivtach is a corporation duly registered and validly existing under the law of the state of Israel.

     7.2.      Authorization: By the Closing, all corporate actions on the part of Mivtach, its directors, and/or shareholders necessary for the authorization, execution, delivery, payment and performance by
               Mivtach of this Agreement and the consummation of the
               transactions contemplated herein, shall have been taken. Mivtach acknowledges and agrees that the Company does not make or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6 above.

     7.3.      No Conflicts: The execution, delivery and performance of the
               Agreement and the agreements referred to herein by Mivtach and the consummation by Mivtach of the transactions contemplated hereby and thereby will not (i) result in a violation of the
               Articles of Association of Mivtach, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which
               Mivtach is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Mivtach or by which any property or asset of Mivtach is bound or affected.

     7.4.      Confidentiality: Mivtach understands that the information
               provided or presented to it is strictly confidential and
               proprietary to the Company and has been prepared from the
               Company's publicly available documents and other information and is being submitted to Mivtach solely for Mivtach's confidential use. Mivtach agrees to use the information for the sole purpose of evaluating a possible investment in the Convertible Note and
               Securities pursuant to this Agreement and Mivtach hereby
               acknowledges that it is prohibited from reproducing or
               distributing the offering materials or other information provided by the Company in connection with Mivtach's consideration of entering into this Agreement, or divulging or discussing any of their contents.

               Mivtach understands that the federal securities laws impose restrictions on trading based on information regarding this offering.

     7.5.      SEC Document: Mivtach confirms that it has received and reviewed a copy of the Company's Annual Report on Form 20-F for the year ended December 31, 2004 (the "SEC DOCUMENT").

8.   CONDITIONS OF MIVTACH TO CLOSING

     The obligation of Mivtach at the Closing to transfer the Principal Amount to the Company, as referred to in Section 2.2 hereof, is subject to the fulfillment of each of the following conditions:

     8.1.      Representations and Warranties: The representations and
               warranties made by the Company in Section 6 hereof shall be true and correct in all material respects upon the Closing, with the same force and effect as if they had been made immediately prior to the Closing, and as of such time except for such changes which result from the obligations of the parties to this Agreement.

     8.2.      Performance: All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to Closing shall have been performed or complied with in all respects.

     8.3.      Compliance Certificate: The Company shall have delivered to the
               Mivtach a certificate of its Chief Financial Officer on behalf of the Company, dated as of the date of Closing, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2 of this Agreement in substantially the form attached hereto as
               SCHEDULE 8.3.

     8.4.      Share Purchase Transaction : An agreement for the purchase by
               Mivtach of an aggregate of 2,939,192 Ordinary Shares of the
               Company from S.R. Master Investments (2002) Ltd., R.D. Master
               Investments (2002) Ltd. and Avner Shacham shall be consummated prior to or concurrently with this Agreement.

     8.5.      Due Diligence and Disclosure: Mivtach shall be satisfied in its sole discretion with the results of its business, financial and legal due diligence investigations concerning the Company and the
               Subsidiary.

     8.6.      New Shareholders Agreement: A new Shareholder Agreement in the
               form attached as SCHEDULE 8.6 shall be executed by the parties thereto (the "NEW SHAREHOLDER AGREEMENT").

     8.7.      New Articles of Association: The Company shall adopt new Articles of Association in the form attached as SCHEDULE 8.7, which shall replace the current Articles.

     8.8.      2005 Financial Results: The Company's shall present reviewed, consolidated financial statements of the Company for the year ended December 31, 2005 reflecting net profit of one point one million Dollars (US$ 1,100,000), before the purchase price allocation which is due to the acquisition of ScanMaster.

     8.9.      Yuravision Transaction: the YuraAgreement shall have been
               consummated and performed in accordance with its terms.

     8.10.     Qualifications: The consent of the following entities to the transactions contemplated hereunder shall have been obtained by the Company and shall be effective on and as of the Closing: (i)
               Investment Center; (ii) Office of the Chief Scientist; (iii)
               Cornell Capital Partners LP; (iv) Bank Hapoalim.

     8.11.     Mivtach's Option: In the case of any condition referred to in
               Sections 8.1 through 8.8 and 8.10 to be performed or complied with at or prior to the Closing Date shall not have been so performed or complied with, Mivtach may without limiting any other right that Mivtach may have, at their sole option either:

               8.11.1.   rescind this Agreement by notice to the Company, and in
                         such event the Mivtach shall be released from all
                         obligations hereunder and Mivtach shall have no
                         recourse against the Company, provided however that in
                         the event the shareholders of the Company have not
                         approved the transactions contemplated hereunder, the
                         Company shall be obliged to reimburse Mivtach 50% of
                         its transaction costs; or

               8.11.2.   waive compliance with any such term, covenant or
                         condition in whole or in part; provided however that
                         Mivtach shall receive the Company's approval in writing
                         to waiving compliance with the conditions set forth in
                         Sections 2.3(e), 2.3(f) or 8.8.

8A   FAILURE TO COMPLETE YURA AGREEMENT

     Notwithstanding anything else to the contrary in the Transaction Documents, in the event that the Yura Agreement is not consummated prior to the
     Closing, US$1,500,000 of the Principal Amount (the "Escrow Sum") shall be paid into an escrow account (the "Escrow Account"). Prior to the Closing the parties shall agree upon the identity of the escrow agent and the terms of the Escrow Account. The Escrow Sum shall be considered part of the
     Principal Amount for the purposes of repayment or conversion in accordance with the terms of the Transaction Documents. In the event of conversion, the remaining amount of the Escrow Sum shall be released from the Escrow
     Account to the Company. Upon receipt by the Company of any or all of the
     US$1,040,000 due to the Company for the sale of the shares of Yuravision under the Yura Agreement, a relative portion of the Escrow Sum equal to the relative portion paid under the Yura Agreement, will be released from the
     Escrow Account to the Company. In the event that the Yura Agreement is not consummated prior to the completion of the Conversion Period, the sum remaining in the Escrow Account shall be made available for repayment of the Principle Amount in accordance with the terms of Section 4.3 herein, unless previously converted by Mivtach, in accordance with the terms of the
     Transaction Documents. If necessary, the Transaction Documents shall be revised in accordance with this Section mutatis mutandis.

9.   COVENANTS OF THE PARTIES

     9.1.      The Company hereby undertakes to produce a budget for the Company for 2006 in accordance with the principles set forth in the Plan and present such budget to the Board of Directors of the Company for its approval no later than March 31, 2006 (the: "2006
               BUDGET"). The Plan as well as the 2006 Budget shall provide that the Principal Amount shall not be used by the Company for
               discharging any debt to shareholders and/or directors and/or employees which has not been created in the ordinary course of business.

     9.2.      Notwithstanding Section 9.1, the Company hereby undertakes to make its best efforts in order to repay the whole debt owed to
               Cornell Capital Partners LP, including by the use of up to two hundred fifty thousand Dollars ($250,000) of the Principal
               Amount, by no later than June 30, 2006, in a manner which shall terminate the Pledge and Escrow Agreement and the Promissory Note
               as between the Company and Cornell.

     9.3.      Indemnification

               9.3.1.    Mivtach has the right to rely fully upon all
                         representations and warranties of the Company (the
                         "INDEMNITOR") contained in this Agreement and the
                         Schedules referenced in Section 6 (the "DISCLOSURE
                         SCHEDULE"). All such representations and warranties
                         shall survive the execution and delivery of this
                         Agreement and until the second anniversary of the
                         Closing Date.

                         9.3.2.    The Indemnitor agrees to indemnify, defend
                                   and hold harmless Mivtach and its successors
                                   and assigns from and against all proven
                                   claims, actions, suits, losses, liabilities,
                                   damages, judgments, settlements, and other
                                   reasonable expenses including reasonable
                                   attorneys' fees and disbursements incurred in
                                   connection with enforcing this
                                   indemnification (collectively, "LOSSES")
                                   based upon, arising out of in respect of any
                                   material breach of any representation or
                                   warranty made by the Indemnitor contained in
                                   this Agreement or the Disclosure Schedules
                                   (the "INDEMNIFICATION EVENT").

                         9.3.3.    In the event that Mivtach shall sustain any
                                   Losses in respect of which indemnification
                                   may be sought by it pursuant hereto, Mivtach
                                   shall assert a claim for indemnification by
                                   giving prompt written notice thereof (a
                                   "CLAIMS NOTICE"), which shall describe in
                                   reasonable detail the facts and circumstances
                                   upon which the asserted claim for
                                   indemnification is based, to the Indemnitor,
                                   and shall thereafter keep the Indemnitor
                                   reasonably fully informed with respect
                                   thereto; provided

                                   that failure of Mivtach to give the
                                   Indemnitor prompt notice as provided herein
                                   shall not relieve the Indemnitor of any of
                                   its obligations hereunder, except to the
                                   extent that the Indemnitor is prejudiced in
                                   its ability to defend such action. Upon
                                   receipt of the Claims Notice, the Indemnitor
                                   shall have the right to participate in.
                                   Mivtach shall cooperate fully with Indemnitor
                                   in connection with any negotiation or defense
                                   of any such action by the Indemnitor and
                                   shall furnish to the Indemnitor all
                                   information available to Mivtach, as
                                   applicable, which relates to such action. No
                                   indemnifying party shall be liable for any
                                   settlement of any action, claim or proceeding
                                   effected without its prior written consent,
                                   provided, however, that the indemnifying
                                   party shall not unreasonably withhold, delay
                                   or condition its consent. Following
                                   indemnification as provided for hereunder,
                                   the Indemnitor shall be subrogated to all
                                   rights of Mivtach, with respect to all third
                                   parties, firms or corporations relating to
                                   the matter for which indemnification has been
                                   made.

                         9.3.4.    The indemnification required by this Section
                                   9 shall be made, within ten (10) business
                                   days of a judicial determination or a final
                                   settlement relating to the Losses.

                         9.3.5.    The maximum amount of indemnification made by
                                   the Company to all Indemnitor under this
                                   Section 9 shall not exceed, in the aggregate,
                                   the Principal Amount.

                         9.3.6.    Except in the case of fraud, the
                                   indemnification accorded to an Indemnified
                                   Party under this Section 9 shall be the
                                   exclusive remedy of Mivtach.

10.  MISCELLANEOUS

     10.1.     Arbitration: All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved between the parties in good faith, however, if these efforts fail the dispute shall be resolved by arbitration by a sole
               arbitrator. The arbitrator shall be chosen by agreement of the parties hereto. If they fail so to agree within twenty (20) days after a party shall have requested such arbitration, the
               arbitrator shall be appointed by the Chairman of the Israel Bar.
               The arbitration proceedings will take place in Tel-Aviv, Israel.
               The arbitrator shall not be bound by any judicial rules of evidence or procedure but he shall be bound by the substantive law of Israel and he will have to elaborate the grounds of his decision. The arbitral award shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award or for an order of
               enforcement, as the case may be.

               Subject to the above-mentioned arbitration provisions, the sole jurisdiction for disputes arising under this Agreement shall be vested with the courts of Tel-Aviv, Israel.

     10.2.     Successors and Assigns: Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assignees, heirs, executors and administrators of the parties hereto.

     10.3.     Entire Agreement; No Rights in Favor of Third Party; Amendments:
               This Agreement (including the Schedules attached hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof shall supersede all prior agreements and understandings relating thereto, the
               Term Sheet included. This Agreement shall not be construed as conferring any rights to any person not a party hereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by the parties hereto.

     10.4.     Notices: All notices and other communications required or
               permitted to be given or sent hereunder shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered mail, sent by fax or
               delivered by hand to the following respective addresses until otherwise directed by notice as aforesaid:

               To Mivtach:             Mivtach-Shamir Holdings Ltd.
                                       27 Habarzel Street
                                       Atidim, Tel-Aviv 69710, Israel
                                       Tel: 03-7684949
                                       Fax: 03-6442099

               With a copy to:         Daphna Zussman Schnitzer, Adv.
                                       Shnitzer, Gotlieb, Sharon & Co.
                                       Gibor Sport Bldg 27th floor
                                       7 Menachem Begin Street,
                                       Ramat Gan 52521, Israel
                                       Tel: 03-7549922
                                       Fax: 03-7549920

               To the Company:         Elbit Vision Systems Ltd.
                                       New Industrial Park
                                       P.O.B. 140
                                       Yoqneam 20692
                                       Israel
                                       Fax:  04 -9894733
                                       Attention:  Chief Executive Officer

               With a copy to:         David Schapiro, Adv.
                                       Yigal Arnon & Co.
                                       One Azrieli Center (Round Tower)

                                       46th Floor
                                       Tel Aviv 67021
                                       Israel
                                       Fax:  03-6087714

     provided, however, that notice of change of address shall be effective only upon actual receipt.

               All notices sent by registered mail shall be deemed to have been received: (i) within three (3) business days following the date on which it was deposited postage prepaid in the mail; (ii)
               within one (1) business day after it was transmitted by fax and confirmation of receipt has been obtained; and (iii) if delivered by hand shall be deemed to have been received at the time of actual receipt.

     10.5.     Delays or Omissions: No delay or omission to exercise any right, power or remedy, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring.

     10.6.     Waiver of Default: No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

     10.7.     Rights; Severability: In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity,
               legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

     10.8.     Expenses: Each party to this Agreement shall bear and pay all of its costs, fees and expenses (including legal, investment
               banking, accounting and other professional fees) incurred in connection with the transaction.

     10.9.     Announcements: Any public announcement made by either Mivtach or the Company concerning this proposed transaction shall be made in a form mutually agreed between the two. Notwithstanding the foregoing, each party shall be permitted to issue any press release or make any public statement as such party is advised by counsel is legally required to be issued or made under any applicable laws; provided, however, that in such event the party issuing such press release or making such public

               statement will provide the other party with prompt written notice of such requirement and a copy of the press release to be issued or public statement to be made, and the parties shall use
               reasonable commercial efforts to coordinate the content of such press release or public statement.

     10.10.    Titles and Subtitles: The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     10.11.    Governing Law: This Agreement shall be governed exclusively by, and construed solely in accordance with, the laws of the State of
               Israel, excluding the choice of law rules thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement one or more counterparts, as of the date first above-mentioned.

MIVTACH-SHAMIR HOLDINGS LTD.                ELBIT VISION SYSTEMS LTD.

By:                                         By:
   ----------------------------                ----------------------------

Signature:                                  Signature:
          ---------------------                       ---------------------